PERSONAL & CONFIDENTIAL
July 26, 2016
Mr. Terry Lingren
Chief Executive Officer
Resonant, Inc.
110 Castillian Drive, Suite 100
Santa Barbara, CA 93117
Dear Terry:
Thank you for selecting Bridgepoint Consulting (Bridgepoint) to provide consulting services for Resonant, Inc. (Resonant or the Company). We sincerely appreciate your confidence in Bridgepoint and look forward to exceeding your expectations.
The purpose of this letter is to outline the terms of our relationship.
Services
As requested by you and agreed upon by Bridgepoint, we will provide Resonant with certain accounting, financial and other consulting services. Initially, we will provide CFO consulting services to the Company, which will encompass the tasks typically performed by the CFO for a Company similar to Resonant. These tasks will evolve and be mutually determined by the Bridgepoint professional assigned to your engagement and management. Ross Goolsby will be our professional serving on your engagement. It is our understanding that the role will require a part-time effort from Ross. During the term of this engagement, the weekly effort is expected to be 15 to 20 hours per week. As we understand it, the majority of the services can be provided remotely with 1-2 trips to California each month.
After the Company files its Quarterly Report on Form 10-Q for the second quarter of 2016, which is expected to occur on or around August 11, 2016, Ross will become the Company’s Interim Chief Financial Officer (which is the Company’s principal financial and accounting officer), and will be responsible for performing on behalf of Resonant all duties and responsibilities of a principal financial and accounting officer of a public reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”), including, without limitation, providing all certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and complying with Section 16 of the Exchange Act and the rules promulgated thereunder.
As you know, the exercise of professional judgment requires an open dialogue and thorough communication. So Bridgepoint professionals can provide you with the best level of service possible, we ask that you timely disclose all pertinent material information to us.
Timing
Ross Goolsby is available to begin on Monday, August 1, 2016.
Fees
The hourly fee for these services will be $205. Please note that Bridgepoint will only bill for actual hours incurred and no minimum hours are required. Travel hours are billed at half (50%) of the contracted rate.
A deposit of $7,500 is required to start this engagement. This deposit will be applied to the final invoice.
If you determine that additional Bridgepoint services or resources are needed, we will work with you to carefully define the additional scope and to select the appropriate Bridgepoint professional or affiliate (or team of professionals) to meet your needs. During this process, we will inform you of each person’s hourly rate before services commence. Bridgepoint determines hourly rate based on a number of relevant factors, which may include, education, experience, expertise within a particular industry, or anticipated role within your organization.

Resonant, Inc.
November 10, 2016

Terms

The initial term of this engagement will be six months from the commencement date. The commencement date will be mutually determined by Resonant and BPC. Fees and any expenses due under this engagement will be billed twice monthly on the 15th and the last day of each month. Bridgepoint invoices are due net 15. This letter agreement incorporates the Standard Terms and Conditions set forth in the attached Exhibit A.

Approval

If this letter and scope are acceptable, please indicate by signing below and emailing back to us, or faxing to 512.437.7923

Again, thank you for this opportunity. We look forward to continuing to work with you.

Sincerely,

/s/ Robert S. Smith
Robert S. Smith
Principal

ACCEPTED BY CLIENT:
Resonant, Inc.,
/s/ Terry Lingren	7/26/16
Terry Lingren Chief Executive Officer	Date

Contact Information for Accounts Payable/Billing

Name:     _____________________________

Email: _____________________________

Phone: _____________________________

Resonant, Inc.
November 10, 2016

EXHIBIT A

STANDARD TERMS AND CONDITIONS

1. Services: Bridgepoint Consulting LLC (“BPC”) will use reasonable efforts to perform the agreed-upon services (the “Services”) described in the engagement letter to which these Standard Terms and Conditions are attached as Exhibit A. The Client will provide BPC with all resources (physical and human) reasonably requested by BPC to enable BPC to perform the Services.
2. Fees and Expenses: Unless otherwise specified in the engagement letter, fees will be billed semi-monthly, on the fifteenth and last day of each month. Expenses incurred by BPC on behalf of the Client will be invoiced at the actual amount incurred and will be included with the fee billings. All invoices are due in 15 days except as set forth in the engagement letter.
3. Termination: Unless otherwise specified in the engagement letter, this engagement can be terminated upon two weeks written notice by either party. Either party shall have the right to terminate this engagement immediately if the other party materially breaches this agreement. The terms of this Exhibit A shall survive any termination or expiration of this agreement or the engagement.
4. Independent Contractor: BPC is an independent contractor, and will indemnify the Client and hold it harmless to the extent of any obligation imposed by law on the Client to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with any payments made by the Client for the Services.
5. Limitation of Liability: Even if the remedies provided for in this agreement fail of their essential purpose and even if BPC has been advised of the possibility of the following damages, in no event shall BPC (or its principals, affiliates, employees, contractors, or agents) be liable to Client or to any other person or entity, under any equitable, common law, contractual, statutory, or other theory, for (i) any incidental, special, consequential, indirect, or punitive damages, (ii) any damages measured by lost profits, opportunities or goodwill, or (iii) any damages in excess of the fees paid by Client to BPC during the 6 month period immediately preceding BPC’s actual receipt of Client’s first express, written assertion of such claim.
6. Indemnification: Each party will indemnify the other party and hold it harmless from all claims made against such other party in connection with BPC’s performance of the Services to the fullest extent permitted under applicable law, except to the extent such claims arise as a result of the other party’s gross negligence or willful misconduct.
7. Non-Solicitation: Unless otherwise set forth in the engagement letter, during the term of this engagement and for 6 months thereafter, Client and any of its affiliated companies (“Group”) agrees not to solicit BPC’s Affiliates or employees without BPC’s prior written consent, and BPC agrees not to solicit Client’s employees without Client’s prior written consent. If an employee (or in the case of BPC, an Affiliate) of one party (the “First Employer”) becomes employed or contracted by the other party (the “Second Employer”), and 180 days have not elapsed since such employee (or Affiliate) was last employed by or provided services as a contractor to the First Employer, then the Second Employer shall be conclusively deemed to have breached its obligations under this section. As liquidated damages for such a breach, the Second Employer shall pay the First Employer an amount equal to forty percent (40%) of the total cash compensation reasonably anticipated to be paid by the Second Employer to such employee or contractor during the first year of such employment or contract relationship with the Second Employer. For purposes of this calculation, the parties agree that such payment shall be due within 30 days after such employment or contract relationship commences, and to conclusively assume that all base salary, discretionary bonuses (in the targeted amount), contract payments (based on reasonable estimates of hours worked or jobs performed), commissions (based on reasonable performance), and other amounts are earned and paid for one entire year, without regard to whether any component of such compensation is discretionary or whether such employment or contract relationship is at will or for a definite term less than one year. If Resonant hires Ross Goolsby, the fee to BPC will be forty percent (40%) of the total cash compensation reasonably anticipated to be paid during the first year of his employment.
8. Trademark License: BPC shall have the right, during the term of this agreement and thereafter, to disclose Client’s relationship as a Client or former Client of BPC and to use Client’s trade names, trademarks, service marks and logos (collectively, “Client’s Marks”) for that purpose in any medium. BPC shall use Client’s Marks in accordance with any commercially reasonable written trademark usage policies provided by Client to BPC from time to time. Nothing herein shall affect Client’s ownership of Client’s Marks.

Resonant, Inc.
November 10, 2016

9. Governing Law; Venue; Arbitration; Attorney’s Fees: This agreement shall be construed in accordance with the laws of the State of Texas (except its conflicts of laws principles). The exclusive venue to resolve any dispute related in any way to this agreement or the services provided or to be provided by BPC to Client shall lie in Travis County, Texas. Any dispute related in any way to this agreement shall be resolved by binding arbitration under the Commercial Rules of the American Arbitration Association (except to the extent they conflict with this agreement). The prevailing party in any dispute related in any way to this agreement shall be entitled to recover his, her or its reasonable attorney’s fees and reasonable out-of-pocket expenses incurred in the prosecution or defense of claims in such dispute.
10. Miscellaneous: There are no intended third-party beneficiaries of this agreement, the Services, or the engagement. Amounts past due under this agreement shall accrue interest at the rate of 18% per year, or the maximum rate allowed by law, whichever is less. Client shall pay (or if BPC pays, reimburse BPC for) any applicable sales, use or similar tax imposed in connection with any sale of goods or services by BPC to Client. This agreement supersedes any prior agreement, understanding, or representation between BPC and Client, and can only be modified by a written document signed by BPC and Client.
11.  Confidentiality:  In the course of providing the Services, BPC may obtain trade secrets or confidential information of Client, or information held by Client under an obligation to a third party to keep that information confidential (together, Confidential Information).  BPC agrees not to use or disclose Confidential Information except (a) to provide the Services to Client or otherwise to perform this Agreement, in which case BPC will require any third party recipient to commit in writing to be bound by similar terms protecting the confidentiality of such information, or (b) to comply with a subpoena, court order or obligation imposed by law, in which case BPC will use reasonable efforts to give Client notice so that Client can try to protect or limit such use or disclosure.  Client will mark all Confidential Information as "CONFIDENTIAL" so that BPC can honor these commitments.